Exhibit 99.1

News Release

For immediate release	Contact A. Sage Osterfeld sage.osterfeld@sysorex.com tel: (760) 707-0459

SYSOREX GLOBAL HOLDINGS CORP.
ANNOUNCES PROPOSED PUBLIC OFFERING OF
COMMON STOCK

PALO ALTO, Calif., September 24, 2015 – Big data analytics and solutions provider Sysorex Global Holdings Corp (NASDAQ: SYRX) today announced that it intends to offer shares of its common stock in an underwritten public offering. All shares offered are to be sold by Sysorex. Sysorex also expects to grant the underwriters a 30-day option to purchase additional shares of its common stock to cover over-allotments, if any. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the final size or terms of the offering.

Sysorex expects to use the net proceeds from this offering for general corporate purposes, which may include business development activities, capital expenditures, working capital and general and administrative expenses.

B. Riley & Co., LLC is acting as lead book-running manager in the offering. Craig-Hallum Capital Group LLC is acting as co-manager in the offering.

The shares of common stock described above are being offered by Sysorex pursuant to a registration statement (No. 333-204159) filed by Sysorex with the Securities and Exchange Commission (“SEC”) that has been declared effective. A preliminary prospectus supplement and accompanying base prospectus related to the offering will be filed with the SEC on September 25, 2015 and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying base prospectus relating to the offering, when available, may be obtained from B. Riley & Co., LLC, c/o the Compliance Department, 11100 Santa Monica Blvd., Suite 800 Los Angeles California 90025, or by telephone at (888) 295-0155, or by email at compliance@brileyco.com. Before you invest, you should read the preliminary prospectus supplement and accompanying base prospectus in the registration statement and other documents Sysorex has filed or will file with the SEC for more complete information about Sysorex and the offering.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sysorex
Sysorex develops the systems and solutions that power the data-driven enterprise. With an innovative approach to big data, analytics and the Internet of Things (IoT), we blend virtual data from software and networks with the huge volume of physical data generated by mobile devices and Internet-connected things to open new worlds of insight. Our unique solutions are helping organizations worldwide improve decision making, increase productivity, and fuel the discoveries of tomorrow. Headquartered in Palo Alto, California, we have regional offices in North America, South America, Europe and the Middle East. Visit www.sysorex.com, follow us @SysorexGlobal and Link up on LinkedIn.

Contacts

Media Inquiries:
A. Sage Osterfeld +1 (760) 707-0459
sage.osterfeld@sysorex.com

Investor Relations:
CorProminence LLC
Scott Arnold, +1 (516) 222-2560
Managing Director
www.corprominence.com

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